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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OGE Energy Corp.
(Exact name of registrant as specified in its charter)

OKLAHOMA (State or other jurisdiction of incorporation or organization)	73-1481638 (I.R.S. Employer Identification Number)
321 N. Harvey, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321 (405-553-3000) (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
STEVEN E. MOORE
Chairman of the Board, President and Chief Executive Officer
OGE Energy Corp.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
ROBERT J. JOSEPH Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 269-4176	JONATHAN A. KOFF Chapman and Cutler 111 West Monroe Street Chicago, Illinois 60603 (312) 845-2978

        Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Debt Securities, Common Stock, $0.01 par value per share, and Preferred Share Purchase Rights(3)	$130,000,000	(2)	$130,000,000	$10,517

(1)
Includes an indeterminate principal amount of debt securities and an indeterminate number of shares of common stock, provided that in no event will the aggregate initial price of all debt securities and common stock (including the associated rights to purchase preferred stock) sold under this registration statement exceed $130,000,000.
(2)
The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D of Form S-3 and (b) will be determined from time to time in connection with the issuance of the securities registered hereunder.
(3)
Each share of the registrant's common stock automatically includes one-half of a right to purchase one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share, pursuant to the Amended and Restated Rights Agreement dated October 10, 2000 between the registrant and ChaseMellon Shareholder Services LLC, as Rights Agent.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 15, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

OGE ENERGY CORP.
321 N. Harvey, P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
(405) 553-3000

$130,000,000

DEBT SECURITIES

COMMON STOCK,
$0.01 PAR VALUE PER SHARE

        We may offer for sale from time to time in one or more issuances (1) one or more series of unsecured debt securities, which may be notes or debentures or other unsecured evidences of indebtedness or (2) shares of our common stock. The debt securities and common stock are collectively referred to in this prospectus as the "Securities." The aggregate initial offering price of the Securities that are offered will not exceed $130,000,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

        We will provide the specific terms of these Securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

        Our common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol "OGE."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2003.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
FORWARD-LOOKING STATEMENTS	3
OGE ENERGY CORP	4
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF DEBT SECURITIES	5
DESCRIPTION OF CAPITAL STOCK	11
LEGAL OPINIONS	17
EXPERTS	17
PLAN OF DISTRIBUTION	17
WHERE YOU CAN FIND MORE INFORMATION	18

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, we may, from time to time over the next several years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $130,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." We believe we have included all information material to investors but some details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement. In this prospectus, "we," "us," "our" and "our company" refer to OGE Energy Corp., unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements". When we use words like "believes", "expects", "anticipates", "intends", "plans", "estimates", "may", "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures and our ability and the ability of our subsidiaries to obtain financing on favorable terms

  •
  prices of electricity, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other

  •
  business conditions in the energy industry

  •
  competitive factors, including the extent and timing of the entry of additional competition in the markets served by us

  •
  unusual weather

  •
  federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters our markets

  •
  changes in accounting standards, rules or guidelines

  •
  creditworthiness of suppliers, customers and other contractual parties

  •
  the higher degree of risk associated with our nonregulated businesses compared with our regulated utility business

  •
  the other factors listed from time to time by us in reports filed with the Securities and Exchange Commission

        You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business", "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K, for the year ended December 31, 2002, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "WHERE YOU CAN FIND MORE INFORMATION".

OGE ENERGY CORP.

        We are an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central United States. We conduct these activities through our electric utility and natural gas pipeline segments.

        Our electric utility segment generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. These operations are conducted through our subsidiary, Oklahoma Gas and Electric Company, and are subject to the jurisdiction of the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission.

        Our natural gas pipeline segment transports and stores natural gas, gathers and processes natural gas and markets and trades natural gas. These operations are conducted through our subsidiary, Enogex Inc. and its subsidiaries.

        We were incorporated in Oklahoma on August 4, 1995 and became the holding company parent of Oklahoma Gas and Electric Company and Enogex on December 31, 1996.

        Our principal executive offices are located at 321 North Harvey, Post Office Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is (405) 553-3000.

USE OF PROCEEDS

        We will add the net proceeds from the sale of the debt securities and common stock to our general funds and use those proceeds for general corporate purposes, primarily to fund our operating units and subsidiaries and to repay long or short-term debt. The specific use of the proceeds of a particular series of the debt securities or of the common stock will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	2.08	2.10	2.45	3.12	4.44

        For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits (net); and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

        Assuming that our variable interest rate debt continues at interest rates in effect on December 31, 2002, the annual interest requirement on our long-term debt outstanding at December 31, 2002, was $95,117,005.

DESCRIPTION OF DEBT SECURITIES

        The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which the debt securities will be issued. These summaries are not complete. The form of indenture and the form of supplemental indenture have been filed as exhibits to the registration statement. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

        We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness.

        The Debt Securities will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificate form issued to the registered owners, as described in the applicable prospectus supplement. See "—Book-Entry System" in this prospectus.

General

        We may issue the debt securities as notes or debentures or other unsecured evidences of indebtedness (collectively referred to as the "Debt Securities") in one or more new series under an indenture between us and UMB Bank, N.A., or any other trustee to be named as trustee (the "Trustee"). This indenture, to be supplemented by a new supplemental indenture for each series of Debt Securities, is referred to in this prospectus as the "Indenture." The Debt Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness. The Debt Securities will be obligations exclusively of our company. As a holding company, we have no material assets other than our ownership of the common stock of our subsidiaries. Unless we say otherwise in a prospectus supplement, we will rely entirely upon distributions and other amounts received from our subsidiaries to meet the payment obligations under the Debt Securities.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the Debt Securities or otherwise to make any funds available to us. This includes the payment of dividends or other distributions or the extension of loans or advances, unless we say otherwise in a prospectus supplement. Public utility commissions that regulate our utility subsidiary may effectively restrict the payment of dividends to us by our utility subsidiary. See "Description of Capital Stock—Dividend Rights" for a description of certain limits on the ability of our regulated utility subsidiary, Oklahoma Gas and Electric Company, to pay dividends on its common stock.

        Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries' earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the Debt Securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the Debt Securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

        We refer in this prospectus to all of the debt securities to be issued under the Indenture including the Debt Securities, as the "debt securities." The amount of debt securities that we may issue under the Indenture is not limited.

        The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Debt Securities will specify:

  •
  the title, aggregate principal amount and offering price of that series of Debt Securities;
  •
  the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;
  •
  the dates on which interest will be payable;
  •
  the record dates for payments of interest;
  •
  the date on which the Debt Securities of that series will mature;
  •
  any redemption terms;
  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of that series may be repaid, in whole or in part, at the option of the holder thereof; and
  •
  other specific terms applicable to the Debt Securities of that series.

        Any special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount and any special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in other than United States dollars will be described in the prospectus supplement relating to that series of Debt Securities.

        Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples of $1,000.

        Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in the Indenture or the Debt Securities that require us to redeem, or permit the holders to cause a redemption or repurchase of, the Debt Securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

Registration, Transfer And Exchange

        Debt Securities of any series may be exchanged for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.06.)

        Unless we indicate otherwise in the applicable prospectus supplement, Debt Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07.)

        The Trustee will not be required to exchange or register a transfer of any Debt Securities of a series that is selected, called or being called for redemption except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06.) See "—Book-Entry System" in this prospectus.

Payment and Paying Agents

        Principal, interest and premium, if any, on Debt Securities issued in the form of global securities will be paid in the manner described below under the caption "—Book-Entry System." Unless we indicate otherwise in the applicable prospectus supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Debt Securities maintained by the Trustee; however, a holder of $10,000,000 or more of debt securities having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable in immediately available funds at the office of the Trustee upon presentation of the Debt Securities. (Section 2.12.)

        All monies paid by us to a paying agent for the payment of principal, interest or premium on any Debt Security which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that Debt Security may thereafter look only to us for payment of that principal, interest or premium. (Section 4.04.)

Events of Default

        The following are events of default under the Indenture:

  •
  default in the payment of principal and premium, if any, on any debt security issued under the Indenture when due and payable and continuance of that default for a period of 5 days;
  •
  default in the payment of interest on any debt security issued under the Indenture when due and continuance of that default for 30 days;
  •
  default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and
  •
  specified events of bankruptcy, insolvency or reorganization of our company. (Section 7.01.)

        If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding debt securities may declare the principal amount of all debt securities to be due and payable immediately. At any time after an acceleration of the debt securities has been declared, but before a judgment or decree of the immediate payment of the principal amount of the debt securities has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the debt securities. (Section 7.01.)

        The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered reasonable security to the Trustee. (Section 8.02.) The holders of a majority in principal amount of the outstanding debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the debt securities. The holders of a majority in principal amount of the outstanding debt securities generally will be able to waive any past default or event of default except a default in the payment of principal, premium or interest on the debt securities. (Section 7.07.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 7.04.) The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the debt securities, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so.

(Section 7.08.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture. (Section 5.05.)

Modification

        Unless otherwise indicated in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Debt Securities from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the debt securities, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding debt securities or the consent or approval of each holder affected by the proposed amendment.

        We will not need the consent of the holders for the following types of amendments:

  •
  adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;
  •
  adding security for the debt securities; or
  •
  making various other modifications, generally of a ministerial or immaterial nature. (Section 12.01.)

        We will need the consent of the holders of each outstanding debt security affected by a proposed amendment if the amendment would cause any of the following to occur:

  •
  a change in the maturity date or redemption date of any debt security;
  •
  a reduction in the interest rate or extension of the time of payment of interest;
  •
  a reduction in the principal amount of any debt security, the interest or premium payable on any debt security, or the amount of principal that could be declared due and payable prior to the stated maturity;
  •
  a change in the currency of any payment of principal, premium or interest on any debt security;
  •
  an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any debt security;
  •
  a reduction in the percentage of outstanding debt securities necessary to consent to the modification or amendment of the Indenture; or
  •
  a modification in these requirements or a reduction to less than a majority of the percentage of outstanding debt securities necessary to waive any past default. (Section 12.02.)

        Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding debt securities.

Defeasance and Discharge

        We may be discharged from all obligations relating to the debt securities and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of debt securities, money or United States government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the debt securities on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of debt securities must look only to the funds deposited with the Trustee, and not us, for payments on the debt securities. (Section 4.01.)

Consolidation, Merger and Sale of Assets; No Financial Covenants

        We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the debt securities and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the debt securities. (Sections 11.01 and 11.02.)

        Unless we indicate otherwise in the applicable prospectus supplement, the Indenture will not contain any financial or other similar restrictive covenants.

Resignation or Removal of Trustee

        The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 8.10.)

        The holders of a majority in principal amount of the outstanding debt securities may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon (1) notice to the Trustee and the holder of each debt security outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 8.10.)

Concerning the Trustee

        UMB Bank, N.A. is the Trustee. We and/or our affiliates maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for securities of our affiliates.

Book-Entry System

        Each series of Debt Securities offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of Debt Securities. This means that we will not issue certificates for that series of Debt Securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

        The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased Debt Securities represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

        Unless otherwise specified in the prospectus supplement, DTC will act as Depository for Debt Securities issued as global securities. The Debt Securities will be registered in the name of Cede & Co. (DTC's nominee).

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants (collectively, "Participants") are on file with the SEC.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the customary practices between the Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

        Debt Securities of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or
  •
  we determine not to require all of the Debt Securities of a series to be represented by a global security and notify the Trustee of our decision.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

        Any underwriters, dealers or agents of Debt Securities may be Direct Participants of DTC.

DESCRIPTION OF CAPITAL STOCK

        The following statements are summaries of certain provisions of our Restated Certificate of Incorporation and are subject to the detailed provisions thereof. Such summaries do not purport to be complete, and reference is made to our Restated Certificate of Incorporation (which is filed as Exhibit 3.01 to our Form 10-K for the year ended December 31, 1996, File No. 1-12579) for a full and complete statement of such provisions.

Authorized Shares

        Under our Restated Certificate of Incorporation, we are authorized to issue 125,000,000 shares of common stock, par value $.01 per share, of which 78,720,459 shares were outstanding on February 28, 2003.

        We are also authorized to issue 5,000,000 shares of preferred stock, par value $.01 per share. As discussed below under the caption "—Rights to Purchase Series A Preferred Stock," we have created a series of preferred stock designated as "Series A Preferred Stock" and the number of shares constituting such series is 1,250,000. No shares of such Series A Preferred Stock and no shares of any other preferred stock are currently outstanding. Without shareholder approval, we may issue preferred stock in the future in such series as may be designated by our board of directors. In creating any such series, our board of directors has the authority to fix the rights and preferences of each series with respect to, among other things, the dividend rate, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. The terms of any series of preferred stock that we may issue in the future may provide the holders of such preferred stock with rights that are senior to the rights of the holders of our common stock.

Dividend Rights

        Before we can pay any dividends on our common stock, the holders of our preferred stock are entitled to receive their dividends at the respective rates as may be provided for the shares of their series. In addition, we may not, except in limited circumstances, declare or pay dividends on our common stock if we have deferred payment of interest on the junior subordinated debentures that were issued in connection with the trust originated preferred securities issued and sold by our subsidiary trust, OGE Energy Capital Trust I. Because we are a holding company and conduct all of our operations through our subsidiaries, our cash flow and ability to pay dividends will be dependent on the earnings and cash flows of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, or in the form of repayments of loans or advances to us. We expect to derive principally all of the funds required by us to enable us to pay dividends on our common stock from dividends paid by Oklahoma Gas and Electric Company, on its common stock. Our ability to receive dividends on Oklahoma Gas and Electric Company's common stock is subject to the prior rights of the holders of any Oklahoma Gas and Electric Company preferred stock and the covenants of Oklahoma Gas and Electric Company's certificate of incorporation and its debt instruments limiting the ability of Oklahoma Gas and Electric Company to pay dividends.

        Under Oklahoma Gas and Electric Company's certificate of incorporation, if any shares of its preferred stock are outstanding, dividends (other than dividends payable in shares of common stock), distributions or the amount paid for acquisitions of Oklahoma Gas and Electric Company common stock:

  •
  may not exceed 50% of Oklahoma Gas and Electric Company's net income for a recent twelve-month period, after deducting dividends on any preferred stock during the period, if the sum of the capital represented by the common stock, premiums on capital stock (restricted to premiums on common stock only by SEC orders), and surplus accounts is less than 20% of capitalization;

  •
  may not exceed 75% of Oklahoma Gas and Electric Company's net income for such twelve-month period, as adjusted if this capitalization ratio is 20% or more, but less than 25%; and
  •
  if this capitalization ratio exceeds 25%, dividends, distributions or acquisitions may not reduce the ratio to less than 25% except to the extent permitted by the provisions described in the above two bullet points.

        Oklahoma Gas and Electric Company's certificate of incorporation further provides that no dividend may be declared or paid on the Oklahoma Gas and Electric Company common stock until all amounts required to be paid or set aside for any sinking fund for the redemption or purchase of Oklahoma Gas and Electric Company cumulative preferred stock, par value $25 per share, have been paid or set aside. Currently, no shares of Oklahoma Gas and Electric Company preferred stock are outstanding and no portion of the retained earnings of Oklahoma Gas and Electric Company is presently restricted by these provisions.

Voting Rights

        Each holder of common stock and each holder of Series A Preferred Stock that may be issued in the future is entitled to one vote per share upon all matters upon which shareowners have the right to vote and generally will vote together as one class. Our board of directors has the authority to fix conversion and voting rights for any new series of preferred stock (including the right to elect directors upon a failure to pay dividends), provided that no share of preferred stock can have more than one vote per share. If, however, any Series A Preferred Stock is issued in the future and if and when dividends payable on such Series A Preferred Stock that may be issued in the future are in default for six full quarterly dividends and thereafter until all defaults shall have been paid, the holders of the Series A Preferred Stock, voting separately as one class, to the exclusion of the holders of common stock, will be entitled to elect two (2) directors.

        Our Restated Certificate of Incorporation also contains "fair price" provisions, which require the approval by the holders of at least 80% of the voting power of our outstanding voting stock as a condition for mergers, consolidations, sales of substantial assets, issuances of capital stock and certain other business combinations and transactions involving us and any substantial (10% or more) holder of our voting stock unless the transaction is either approved by a majority of the members of our board of directors who are unaffiliated with the substantial holder or specified minimum price and procedural requirements are met. The provisions summarized in the foregoing sentence may be amended only by the approval of the holders of at least 80% of the voting power of our outstanding voting stock. Our voting stock consists of all outstanding shares entitled to vote generally in the election of directors and currently consists of our common stock.

        Our voting stock does not have cumulative voting rights for the election of directors. Subject to the rights of the holders of the Series A Preferred Stock (if any are issued) to elect directors under certain circumstances, our Restated Certificate of Incorporation and By-Laws contain provisions stating that: (1) the board of directors will be divided into three classes as nearly equal in number as possible with staggered terms of office so that only approximately one-third of the directors are elected at each annual meeting of shareowners; (2) directors may be removed only with the approval of the holders of at least 80% of the voting power of our shares generally entitled to vote; (3) any vacancy on the board of directors will be filled only by the remaining directors then in office, though less than a quorum; (4) advance notice of introduction by shareowners of business at annual shareowner meetings and of shareowner nominations for the election of directors must be given and that certain information must be provided with respect to such matters; (5) shareowner action may be taken only at an annual meeting of shareowners or a special meeting of shareowners called by the President or the board of directors; and (6) the foregoing provisions may be amended only by the approval of the holders of at least 80% of the voting power of the shares generally entitled to vote. These provisions, along with the "fair price" provisions discussed above, the business combination and control share acquisition provision discussed below and the Rights described below, may deter attempts to cause a change in control of our company (by proxy contest, tender offer or otherwise) and will make more difficult a change in control that is opposed by our board of directors.

Liquidation Rights

        Subject to the prior rights of the holders of the Series A Preferred Stock that may be issued in the future and the possible prior rights of holders of other preferred stock that may be issued in the future, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock are entitled to receive the remaining assets and funds pro rata, according to the number of shares of common stock held.

Other Provisions

        Oklahoma has enacted legislation aimed at regulating takeovers of corporations and restricting specified business combinations with interested shareholders. Under the Oklahoma General Corporation Act, a shareowner who acquires more than 15% of the outstanding voting shares of a corporation subject to the statute, but less than 85% of such shares, is prohibited from engaging in specified "business combinations" with the corporation for three years after the date that the shareowner became an interested stockholder. This provision does not apply if (1) before the acquisition date the corporation's board of directors has approved either the business combination or the transaction in which the shareowner became an interested shareowner or (2) the corporation's board of directors approves the business combination and at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareowner vote to authorize the business combination. The term "business combination" encompasses a wide variety of transactions with or caused by an interested shareowner in which the interested shareowner receives or could receive a benefit on other than a pro rata basis with other shareowners, including mergers, specified asset sales, specified issuances of additional shares to the interested shareowner, transactions with the corporation that increase the proportionate interest of the interested shareowner or transactions in which the interested shareowner receives certain other benefits.

        Oklahoma law also contains control share acquisition provisions. These provisions generally require the approval of the holders of a majority of the corporation's voting shares held by disinterested shareowners before a person purchasing one-fifth or more of the corporation's voting shares can vote the shares in excess of the one-fifth interest. Similar shareholder approvals are required at one-third and majority thresholds.

        The board of directors may allot and issue shares of common stock for such consideration, not less than the par value thereof, as it may from time to time determine. No holder of common stock has the preemptive right to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock is not subject to further calls or to assessment by us.

        Our common stock is listed on the New York Stock Exchange and the Pacific Exchange. ChaseMellon Shareholder Services LLC is the Transfer Agent and Registrar for our common stock.

Rights to Purchase Series A Preferred Stock

        On August 7, 1995, our board of directors declared a dividend of one preferred stock purchase right (a "Right" or "Rights") for each outstanding share of our common stock. As a result of the two-for-one split of our common stock paid in the form of a stock dividend on June 15, 1998, one-half a Right automatically trades with each share of common stock. Our board of directors subsequently determined it to be in our best interests and in the best interests of our shareholders to amend and restate our Rights Agreement to extend its term to December 11, 2010 and to change the Purchase Price (as described below) to $130.00. If and when the Rights become exercisable, each Right will entitle the holder of record to purchase from us one one-hundredth of a share of our Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), at a price of $130 per one one-hundredth of a share (the "Purchase Price"), although the price and the securities to be purchased are subject to adjustment as described below. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement dated October 10, 2000 (the "Rights Agreement") between us and ChaseMellon Shareholder Services LLC, as Rights Agent (the "Rights Agent").

        Initially, (i) the Rights will not be exercisable, (ii) certificates will not be sent to shareowners, (iii) the Rights will be evidenced by the common stock certificates, (iv) the Rights will automatically trade with the common stock, (v) the Rights will be transferred with and only with such common stock certificates, (vi) new common stock certificates will contain a notation incorporating the Rights Agreement by reference and (vii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

        Separate certificates representing the Rights will be distributed as soon as practicable after the "Distribution Date," which is the close of business on the earlier of:

  •
  the tenth day after a public announcement (or, if earlier, the date a majority of our board of directors becomes aware) that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of our common stock or other securities representing 20% or more of the voting power of all of our securities then outstanding generally entitled to vote for the election of directors (such person or group being called an "Acquiring Person" and such date of first public announcement being called the "Stock Acquisition Date"), or
  •
  the tenth day after the commencement of, or public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the ownership of 20% or more of our outstanding voting power (the earlier of the dates in clause (i) or (ii) being called the "Distribution Date").

        As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of our common stock as of the close of business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

        Even if they have acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our voting power, each of the following persons (an "Exempt Person") will not be deemed to be an Acquiring Person: (i) OG&E, us, any of our subsidiaries, any of our employee benefit plans or employee stock plans or of any of our subsidiaries or of OG&E; and (ii) any person who becomes an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of common stock, unless and until such person shall become the beneficial owner of, or make a tender offer for any additional shares of common stock.

        The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 11, 2010, unless earlier redeemed or exchanged by us as described below.

        In order to protect the value of the Rights to the holders, the Purchase Price and the number of shares of Series A Preferred Stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or subdivision, combination or reclassification of, our common stock or Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

        These adjustments are called anti-dilution provisions and are intended to ensure that a holder of Rights will not be adversely affected by the occurrence of such events. Except under limited circumstances, we are not required to adjust the Purchase Price until cumulative adjustments require a change of at least 1% in the Purchase Price.

        In the event (i) any Person (other than an Exempt Person) becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of common stock that the independent directors determine prior to the time such offer is made to be fair to and otherwise in our best interests and in the best interests of our shareowners) or (ii) any Exempt Person who is the beneficial owner of 20% or more of our outstanding voting power fails to continue to qualify as an Exempt Person, then each holder of record of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon payment of the Purchase Price, our common stock (or, in certain circumstances, cash, property or other securities) having a market value at the time of the transaction equal to twice the Purchase Price. Rights are not exercisable following such event, however, until such time as the Rights are no longer redeemable by us as set forth below. Any Rights that are or were at any time, on or after the Distribution Date, beneficially owned by an Acquiring Person shall become null and void.

        For example, at an exercise price of $130 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $260 worth of common stock (or other consideration, as noted above) for $130. Assuming that the common stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase 13 shares of common stock for $130.

        Subject to certain limited exceptions, after the Rights have become exercisable, if (i) we are acquired in a merger or other business combination (in which any shares of our common stock are changed into or exchanged for other securities or assets) or (ii) more than 50% of our and our subsidiaries' assets or earning power (taken as a whole) are sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

        To the extent that insufficient shares of common stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of common stock to the extent available and then other of our securities, including units of shares of Series A Preferred Stock with terms substantially comparable to those of the common stock, property, debt securities, or cash, in proportions determined by us, so that the aggregate value received is equal to twice the Purchase Price. We, however, shall not be required to issue any cash, property or debt securities upon exercise of the Rights to the extent their aggregate value would exceed the amount of cash we would otherwise be entitled to receive upon exercise in full of the then exercisable Rights.

        No fractional shares of Series A Preferred Stock or common stock will be required to be issued upon exercise of the Rights and, in lieu thereof, a payment in cash may be made to the holder of such Rights equal to the same fraction of the current market value of a share of Series A Preferred Stock or, if applicable, common stock.

        At any time until the earlier of (i) ten days after the Stock Acquisition Date (subject to extension by the board of directors) or (ii) the date the Rights are exchanged pursuant to the Rights Agreement, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon the action of our board of directors authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon.

        At any time after any Person becomes an Acquiring Person, the board of directors may, at its option, exchange all or part of the outstanding Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of common stock at an exchange ratio of two shares of common stock per Right (subject to certain anti-dilution adjustments). The board may not effect such an exchange, however, at any time any Person or group owns 50% or more of our voting power. Immediately after the board orders such an exchange, the right to exercise the Rights shall terminate and the holders of Rights shall thereafter only be entitled to receive shares of common stock at the applicable exchange ratio.

        Under presently existing federal income tax law, the issuance of the Rights is not taxable to us or to shareowners and will not change the way in which shareowners can presently trade our shares of common stock. If the Rights should become exercisable, shareowners, depending on then existing circumstances, may recognize taxable income.

        The Rights Agreement may be amended by our board of directors. After the Distribution Date, however, the provisions of the Rights Agreement may be amended by the board only to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or an affiliate or associate of an Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. In addition, no supplement or amendment may be made which changes the Redemption Price, the final expiration date, the Purchase Price or the number of one one-hundredths of a share of Series A Preferred Stock for which a Right is exercisable, unless at the time of such supplement or amendment there has been no occurrence of a Stock Acquisition Date and such supplement or amendment does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an associate or affiliate of an Acquiring Person).

        Until a right is exercised, the holder, as such, will have no rights as a shareowner of us, including, without limitation, the right to vote or to receive dividends.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors and, accordingly, will make more difficult a change of control that is opposed by our board of directors. However, the Rights should not interfere with a proposed change of control (including a merger or other business combination) approved by a majority of the board of directors since the Rights may be redeemed by us at $.01 per Right at any time until ten days after the Stock Acquisition Date (subject to extension by the board of directors). Thus, the Rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with the board of directors. Nevertheless, the Rights also may discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in, or seeking to obtain control of, us. To the extent any potential acquirers are deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

        This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as an Exhibit to our Report on Form 8-K dated October 26, 2000 (File No. 1-12579), and is incorporated herein by reference.

LEGAL OPINIONS

        Legal opinions relating to the Debt Securities and common stock will be rendered by our counsel, Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, and Jones Day, Chicago, Illinois. Rainey, Ross, Rice & Binns will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions. As of April 1, 2003, Mr. Hugh D. Rice, a partner in Rainey, Ross, Rice & Binns, owned a beneficial interest in 3,000 shares of common stock of our company. Certain legal matters will be passed upon for any underwriters, dealers or agents named in a prospectus supplement by Chapman and Cutler, Chicago, Illinois.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

        We intend to sell the Debt Securities and common stock offered by this prospectus to or through underwriters or dealers, and may also sell the Debt Securities and common stock directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of Debt Securities or of common stock.

        The distribution of the Debt Securities or common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

        Our outstanding common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange.

        In connection with the sale of the Debt Securities or common stock, underwriters may receive compensation from us or from purchasers of Debt Securities or common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities or common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities or common stock may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities or common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described in the prospectus supplement.

        Under agreements into which we may enter in connection with the sale of Debt Securities or common stock, underwriters, dealers, and agents who participate in the distribution of Debt Securities or common stock may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of the initial registration statement until we sell all of the securities described in this prospectus.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002;
  •
  Our Current Report on Form 8-K filed with the SEC on January 31, 2003;
  •
  The description of our common stock contained in Exhibit 99.02 to our Form 8-K filed with the SEC on November 1, 2000; and
  •
  The description of our rights to purchase Series A preferred stock contained in our Form 8-A filed with the SEC on November 1, 2000.

        We are not required to, and do not expect to, provide annual reports to holders of our debt securities unless specifically requested by a holder.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Corporate Secretary
      OGE Energy Corp.
      321 N. Harvey, P.O. Box 321
      Oklahoma City, Oklahoma 73101-0321
      (405) 553-3000

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions) in connection with the issuance of the Debt Securities and common stock:

Registration fee under the Securities Act of 1933	$10,517	*
Fees of rating agencies	$113,250
Printing and engraving	$50,000
Accounting services	$50,000
Legal fees of company counsel	$60,000
Trustee's charges	$15,000
Expenses and counsel fees for qualification or registration of the Debt Securities and common stock under state securities laws	$10,000
Miscellaneous, including traveling, telephone, copying, shipping, and other out-of-pocket expenses	$16,233

Total	$325,000

*
All items are estimated except the first.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 1031 of Title 18 of the Annotated Oklahoma Statutes provides that we may, and in some circumstances must, indemnify our directors and officers against liabilities and expenses incurred by them as a result of serving in that capacity, subject to some limitations and conditions set forth in the statute. Substantially similar provisions that require indemnification are contained in our Restated Certificate of Incorporation, which is filed as Exhibit 3.01 to our Form 10-K for the year ended December 31, 1996, and is incorporated herein by this reference. Our Restated Certificate of Incorporation also contains provisions limiting the liability of our officers and directors in some instances. We have an insurance policy covering our directors and officers against specified personal liability, which may include liabilities under the Securities Act of 1933, as amended. The forms of Purchase Agreement filed as Exhibits 1.01 and 1.02 include provisions requiring the underwriters to indemnify our directors and officers in some circumstances.

ITEM 16.    EXHIBITS.

1.01	Form of Purchase Agreement for Debt Securities
1.02	Form of Purchase Agreement for Common Stock
4.01	Form of Indenture between OGE Energy Corp. and UMB Bank, N.A., as trustee.
4.02	Form of Supplemental Indenture for each series of Debt Securities, being a supplemental instrument to Exhibit 4.01 hereto.
5.01	Opinion of counsel as to legality of the Debt Securities and of the common stock.
12.01	Statement of computation of ratio of earnings to fixed charges.
23.01	Independent auditors' consent.
23.02	Legal counsel's consent.
24.01	Powers of attorney.
25.01	Form T-1 Statement of Eligibility of UMB Bank, N.A. to act as Trustee under the Indenture.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable rounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 15th day of April, 2003.

OGE ENERGY CORP.
By:	/s/ STEVEN E. MOORE Steven E. Moore President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven E. Moore	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	April 15, 2003
* James R. Hatfield	Chief Financial Officer (Principal Financial Officer)	April 15, 2003
* Donald R. Rowlett	Vice President and Controller (Principal Accounting Officer)	April 15, 2003
* Herbert H. Champlin	Director	April 15, 2003
* Luke R. Corbett	Director	April 15, 2003
* William E. Durrett	Director	April 15, 2003
* Martha W. Griffin	Director	April 15, 2003

* John D. Groendyke	Director	April 15, 2003
* Hugh L. Hembree, III	Director	April 15, 2003
* Robert Kelley	Director	April 15, 2003
* Ronald H. White, M.D.	Director	April 15, 2003
* J. D. Williams	Director	April 15, 2003
*By:	/s/ JAMES R. HATFIELD James R. Hatfield (Attorney-in-Fact) April 15, 2003

EXHIBIT INDEX

1.01	Form of Purchase Agreement for Debt Securities.
1.02	Form of Purchase Agreement for Common Stock.
4.01	Form of Indenture between OGE Energy Corp. and UMB Bank, N.A., as trustee.
4.02	Form of Supplemental Indenture for each series of Debt Securities, being a supplemental instrument to Exhibit 4.01 hereto.
5.01	Opinion of counsel as to legality of the Debt Securities and of the common stock.
12.01	Statement of computation of ratio of earnings to fixed charges.
23.01	Independent auditors' consent.
23.02	Legal counsel's consent.
24.01	Powers of attorney.
25.01	Form T-1 Statement of Eligibility of UMB Bank, N.A. to act as Trustee under the Indenture.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
OGE ENERGY CORP.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURE
EXHIBIT INDEX